                                   EXHIBIT 23

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Lindsay Manufacturing Co.:

We consent to the incorporation by reference in the registration statement (No. 333-00769) and (No. 333-87806) on Forms S-8 of Lindsay Manufacturing Co. of our reports dated October 8, 2004, with respect to the consolidated balance sheets of Lindsay Manufacturing Co. and subsidiaries as of August 31, 2004 and 2003, and the related consolidated statements of operations, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended August 31, 2004, and all related financial statement schedules, which reports appear in the August 31, 2004, annual report on Form 10-K of Lindsay Manufacturing Co.

Omaha, Nebraska
November 15, 2004